Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-196818 and 333-202240) and Form S-8 (Nos. 333-216349, 333-187459, 333-194250, 333-202223, 333-209651 and 333-223332) of Marin Software Incorporated of our report dated February 28, 2018 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 14, 2019